File Pursuant to Rule 424(b)(3)

Registration No. 333-262719

Prospectus Supplement No. 3
(to Prospectus dated June 13, 2022)

Anghami Inc.

Up to 15,900,264 Ordinary Shares

Up to 872,800 Warrants

Up to 10,872,800 Ordinary Shares Issuable Upon Exercise of Warrants

This prospectus supplement (this “prospectus supplement”) amends and supplements the prospectus dated June 13, 2022 (as supplemented or amended from time to time, the “Prospectus”) which forms a part of our Registration Statement on Form F-1 (Registration Statement No. 333-262719), as amended from time to time. This prospectus supplement is being filed to supplement, modify, or supersede certain information contained in the Prospectus with information contained in our Current Report on Form 6-K, filed with the Securities and Exchange Commission (the “SEC”) on January 12, 2023 (the “Form 6-K”). Accordingly, we have attached the Form 6-K to this prospectus supplement.

Any statement in the Prospectus that is modified or superseded is not deemed to constitute a part of the Prospectus, except as modified or superseded by this prospectus supplement. Except to the extent that the information in this prospectus supplement modifies or supersedes the information contained in the Prospectus, this prospectus supplement should be read, and will be delivered, with the Prospectus. This prospectus supplement is not complete without, and may not be utilized except in connection with, the Prospectus.

Our ordinary shares are currently traded on The Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “ANGH.” Our public warrants trade on Nasdaq under the symbol “ANGHW.” The closing price of our ordinary shares on the Nasdaq on February 27, 2023 was $1.83 per ordinary share.

Investing in our ordinary shares involves a high degree of risk. Before buying any ordinary shares, you should carefully read the discussion of material risks of investing in such securities in “Risk Factors” beginning on page 11 of the Prospectus, as well as the other information contained in the Prospectus or in any supplement thereto, before making a decision to invest.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 27, 2023.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16

OF THE SECURITIES EXCHANGE ACT OF 1934

For the month of February 2023

Commission File Number: 001-41263

Anghami Inc.

(Exact name of registrant as specified in its charter)

16th Floor, Al-Khatem Tower, WeWork Hub71
Abu Dhabi Global Market Square, Al Maryah Island, Abu Dhabi, United Arab Emirates

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover Form 20-F or Form 40-F.

Form 20-F  ☒                             Form 40-F  ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101 (b) (1): ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101 (b) (7): ☐

Change in Registrant’s Certifying Accountant.

Anghami Inc. (the “Company”) today announced that the Chairman of the Company’s Board of Directors had received notice that the Company’s independent accountant, Ernst & Young - Middle East (Abu Dhabi) (“EY”), had made the decision to resign as the independent registered public accounting firm of the Company. On January 27, 2023, the Company engaged Grant Thornton Audit and Accounting Limited (Dubai Branch) (“Grant Thornton”) as a new independent accountant for the Company’s fiscal year ended December 31, 2022. Grant Thorton’s appointment has been considered and approved by the Company’s audit committee.

The audit reports of EY on the financial statements of Anghami (the Company’s predecessor) as of and for the years ended December 31, 2021 and December 31, 2020 did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles, except for an explanatory paragraph in such reports regarding substantial doubt about Anghami’s ability to continue as a going concern.

During the fiscal years ended December 31, 2021 and December 31, 2020 and the subsequent period through the date of this filing, there were (i) no disagreements, as defined in Item 16F(a)(1)(iv) of Form 20-F, between the Company and EY on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of EY, would have caused EY to make reference to the subject matter of the disagreements in connection with its reports on the consolidated financial statements for such years, and (ii) no reportable events as defined in Item 16F(a)(1)(v) of Form 20-F, other than the material weaknesses in Anghami’s internal control over financial reporting reported in its Form 20-F filed with the SEC on May 13, 2022.

The Company provided EY with a copy of the disclosures it is making in this Form 6-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

ANGHAMI INC.
Date: February 27, 2023

	By:	/s/ Edgard Maroun
	Name:	Edgard Maroun
	Title:	Chief Executive Officer

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